UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2011 (June 27, 2011)

ATLAS THERAPEUTICS CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	000-53298	20-8758875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4640 Admiralty Way, Suite 500 Marina Del Rey, CA 90292
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (310) 496-5727

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sale of Equity Securities

On June 27, 2011, Atlas Therapeutics Corporation (the “Company”) entered into subscription agreements with certain investors pursuant to which the Company sold an aggregate of 1,874,999 shares of common stock and warrants to purchase 1,874,999 shares of common stock (the “Private Placement”). The Company received gross proceeds of $562,500 in the Private Placement. Each warrant has a three-year term, is exercisable at $0.60 per share and is redeemable by the Company in the event its common stock exceeds $3.00 for twenty of thirty trading days. The warrants have the same general terms and conditions as the warrants issued by the Company in connection with its private placements in February 2011 and May 2011.

The foregoing securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder.  All of the investors were accredited investors, there was no general solicitation or advertising in connection with the offer or sale of securities and the securities were issued with a restrictive legend.  No placement agent or underwriter was used in connection with the Private Placement and there is no commission, finder’s fee or other compensation due or owing to any party as a result of the transactions described herein.

Item 8.01.   Other Events.

On June 27, 2011, the Company issued a press release announcing that it had entered into an agreement with Wayne Gretzky to serve as its spokesman. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release, dated June 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2011

ATLAS THERAPEUTICS CORPORATION

By:	/s/: J.B. Bernstein
Name: J.B. Bernstein
Title: Chief Executive Officer